P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Charles W. Sulerzyski
August 24, 2020		President and Chief Executive Officer
(740) 373-3155
PEOPLES BANCORP INC. ANNOUNCES
RETIREMENT OF CHIEF FINANCIAL OFFICER JOHN ROGERS AND PROMOTION OF KATIE BAILEY TO CHIEF FINANCIAL OFFICER
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that John C. Rogers plans to retire as Peoples’ Executive Vice President, Chief Financial Officer and Treasurer, effective September 30, 2020, after a distinguished 39 year career in public accounting and financial services, including the past five years in his current position with Peoples. Rogers will also retire from his position as Executive Vice President, Chief Financial Officer and Treasurer of Peoples’ banking subsidiary, Peoples Bank. He has held these positions since joining the company in 2015.
“On behalf of the Board of Directors and the entire Peoples team, I want to thank John for his many contributions to the company over the past five years. We wish him all the best in retirement,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer.
Peoples further announced that, pursuant to its succession plan, it promoted Katie Bailey to the position of Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank, in each case effective October 1, 2020. Bailey has most recently served as Director of Finance for Peoples and as Senior Vice President, Director of Finance, for Peoples Bank, since January 2019. She has been with Peoples Bank since May 2011.
“I am pleased to announce the promotion of Katie Bailey as Peoples’ next Chief Financial Officer,” continued Mr. Sulerzyski. “She is a valuable member of our management team, and her appointment reflects her strong contributions to the overall financial performance of Peoples for more than nine years. She possesses a wide range of financial, accounting, audit and risk management experience, and I’m sure that she will ensure a smooth transition and help drive Peoples’ long-term growth.”
Bailey, 37, brings 14 years of experience to the position, including five years in public accounting with PricewaterhouseCoopers LLP, and nine years in finance and accounting with Peoples. She joined Peoples from PricewaterhouseCoopers LLP in May 2011 as SEC Reporting Manager, a position she held until June 2012 when she was promoted by Peoples to Vice President, Controller. She was further promoted to Senior Vice President, Controller in October 2015, and to Senior Vice President, Director of Finance, in January 2019. Bailey is a Certified

Public Accountant and holds a Bachelor of Arts degree in Accounting from Marietta College and a Master of Accounting degree from The Ohio State University.
Peoples is a diversified financial services holding company with $5.0 billion in total assets, 88 financial service locations, including 76 full-service bank branches, and 85 ATMs in Ohio, Kentucky and West Virginia. Peoples makes available a complete line of banking, investment, insurance, premium finance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on The Nasdaq Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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